Exhibit 5.2

April 8, 2022

Ruta 8 Km 17,500, Edificio 300

Oficina 324 Zonamérica

Montevideo, 91600, Uruguay

Re:	Registration Statement of Satellogic Inc. on Form F-1 (Registration No. 333-262699)

Ladies and Gentlemen:

We have acted as United States counsel to Satellogic Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (“Satellogic”), in connection with the registration by Satellogic with the United States Securities and Exchange Commission (the “Commission”) of, among other things, (i) 533,333 warrants entitling the holder to purchase one Satellogic Class A Ordinary Share (each, a “Class A Ordinary Share”) at an exercise price of $11.50 per Class A Ordinary Share (the “$11.50 Warrants”), (ii) 5,000,000 warrants to purchase Class A Ordinary Shares at an exercise price of $10.00 per Class A Ordinary Share (the “$10.00 Liberty Share Warrants”), (iii) 2,500,000 warrants to purchase Class A Ordinary Shares at an exercise price of $10.00 per Class A Ordinary Shares (the “$10.00 Liberty Advisory Fee Warrants” together with the $10.00 Liberty Share Warrants the “$10.00 Liberty Warrants”), (iv) $15,000,000 warrants to purchase Class A Ordinary Shares at an exercise price of $15.00 per Class A Ordinary Share (the “$15.00 Liberty Warrants”), (v) 2,500,000 warrants to purchase Class A Ordinary Shares at an exercise price of $20.00 per Class A Ordinary Share (the “PIPE Warrants”) and (vi) a warrant to purchase 15,931,360 Class A Ordinary Shares at an exercise price of $2.51635975 per Class A Ordinary Share (the “Columbia Warrants” together with the $11.50 Warrants, the $10.00 Liberty Warrants, the $15.00 Liberty Warrants and the PIPE Warrants, the “Warrants”) each pursuant to a Registration Statement on Form F-4, Registration No. 333-262699, initially filed by Satellogic with the Commission on February 14, 2022 (as amended, the “Registration Statement”).

The $11.50 Warrants are governed by the Warrant Agreement, dated January 28, 2021, by and between CF Acquisition Corp. V (“CF V”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), pursuant to which the original warrants of CF V (the “Original Warrants”) were issued (the “Original $11.50 Warrant Agreement”), as modified by the Warrant Assumption Agreement (the “$11.50 Warrant Assumption Agreement”) entered into by and among CF V, Satellogic and the Warrant Agent on January 25, 2022. The $10.00 Liberty Share Warrants and the $15.00 Liberty Warrants are governed by the Warrant Agreement, dated February 10, 2022 by and between Satellogic and the Warrant Agent (the “$10.00 and $15.00 Liberty Warrant Agreement”). The $10.00 Liberty Advisory Fee Warrants are governed by the Warrant Agreement, dated February 10, 2022 by and between Satellogic and the Warrant Agent (the “Advisory Fee Liberty Warrant Agreement”). The PIPE Warrants are governed by the Warrant Agreement, dated January 25, 2022 by and between Satellogic and the Warrant Agent (the “PIPE Warrant Agreement”). The Columbia Warrants are governed by the Warrant to Purchase Shares, March 8, 2021 by and between Nettar Group Inc. and the Columbia River Investment Limited as amended and modified from time to time thereto (the “Columbia Warrant Agreement” together with the Original $11.50 Warrant Agreement, the $10.00 and $15.00 Liberty Warrant Agreement, the Advisory Fee Liberty Warrant Agreement and the PIPE Warrant Agreement, the “Warrant Agreements”).

We have examined the Warrant Agreements, the $11.50 Warrant Assumption Agreement and such other documents, and considered such legal matters, as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of Satellogic. We have assumed that the Warrant Agent is validly existing, has duly authorized, executed and delivered the Warrant Agreements and had all requisite legal ability to do so. We have also assumed that pursuant to British Virgin Islands law, Satellogic is validly existing, had the power to execute the Warrant Agreements and has all requisite legal ability to do so.

Based upon the foregoing, we are of the opinion that the Warrants are legally binding obligations of Satellogic, except (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

The opinion expressed above are limited to the laws of the State of New York and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the proxy statement/prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, P.A.